Exhibit (a)(5)(S)

BCP Crystal Acquisition GmbH & Co. KG

Maybachstr. 6, 70469 Stuttgart

Compulsory Publication

      pursuant to § 21(1) sentence 1 No. 3, § 21(2)

in connection with § 14(3) of the German Securities Acquisition and Takeover Act (WpÜG)

Supplement to the

Voluntary Public Takeover Offer (Cash Offer)
by
BCP Crystal Acquisition GmbH & Co. KG
Stuttgart
an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.
for
All Outstanding Registered Ordinary Shares
With No Par Value
of
Celanese AG
Kronberg im Taunus

Securities Identification Number (WKN);

International Securities Identification Number (ISIN):
Celanese Shares: WKN 575300/ ISIN DE 0005753008/ CUSIP D 1497A101
Tendered Celanese Shares: WKN A0AHS1/ ISIN DE 000A0AHS13
Subsequently Tendered Celanese Shares: WKN A0AHS2/ ISIN DE 000A0AHS21

I.     Introduction

The following information amends and supplements the offer document (the “Offer Document”), published on February 2, 2004 by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (the “Bidder”). The Offer Document is to be read and construed in conjunction with the Amendment No. 2 to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 17, 2004 and this supplement to the Offer Document (this “Supplement”).

      The Bidder is offering to purchase all of the outstanding registered ordinary shares with no par value (collectively, the “Celanese Shares” and each, a “Celanese Share”) of Celanese AG, a stock corporation (Aktiengesellschaft, AG), organized under the laws of the Federal Republic of Germany (“Germany”) with its registered office in Kronberg im Taunus, registered with the commercial register of the Local Court (Amtsgericht) Koenigstein im Taunus under registration no. HRB 5277, and to pay an offer price of EUR 32.50 per Celanese Share, in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer Document and this Supplement (the “Offer”).

Except as expressly set forth in this Supplement, the terms and conditions previously set forth in the Offer Document remain applicable in all respects to this Offer. Capitalized terms used but not defined herein have the meaning set forth in the Offer Document. For shareholders whose Celanese Shares are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG, the Letter of Transmittal, where applicable, may contain further information.

All holders of Celanese Shares (the “Celanese Shareholders”) are urged to read the Offer Document, this Supplement, any further filings with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Offer, and, where applicable, the related Letter of Transmittal, carefully before deciding whether to tender their Celanese Shares.

      Celanese Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of this Offer. Shareholders are not required to take any further action with respect to such previously tendered shares in order to receive, subject to the terms and conditions of this Offer, the Offer Price, except as may be required by the guaranteed delivery procedure described in Section V.5(c), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares,” of the Offer Document if such procedure was utilized by such shareholder.

      In accordance with § 14(3) of the German Securities Acquisition and Takeover Act, the Offer Document is published on the internet at the web site http://www.tbg-cag.de and available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany or at Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, U.S.

II.

Amended Terms of the Offer

1.	Conditions

(a) Minimum Acceptance Condition

Subparagraph (iii) of Section V.4(a), “The Offer — Conditions — Conditions to the Offer,” of the Offer Document is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

At the end of the Acceptance Period, the number of Celanese Shares that have been validly tendered into this Offer and not withdrawn shall amount to at least 75% of the Celanese Shares outstanding at the end of the Acceptance Period, excluding Treasury Shares (i.e., those Celanese Shares held by Celanese AG, an entity controlled or majority-owned by Celanese AG or a third party acting on behalf of Celanese AG) (the “Minimum Acceptance Condition”).

      As of December 31, 2003, which is the latest practicable date for which share capital information was made publicly available by Celanese AG, the registered share capital of Celanese AG was divided into 54,790,369 Celanese Shares. As of December 31, 2003, 5,468,901 of the Celanese Shares were held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG as Treasury Shares. In addition, as of December 31, 2003, approximately 1.2 million Stock Options were outstanding under Celanese AG’s stock option plans. According to information provided by Celanese AG, however, none of these Stock Options are exercisable prior to July 8, 2004. As of the date of the publication of this Supplement, the Bidder is not aware of any facts that would result in a significant change to these figures since December 31, 2003.

      Based on this information and assuming that no options to acquire Celanese Shares can be exercised and that Celanese AG will, consistent with its commitment not to sell, transfer or tender Treasury Shares, not tender any Tendered Shares, the Minimum Acceptance Condition would be satisfied if 36,991,101 Celanese Shares were tendered. Based on the aggregate number of Celanese Shares outstanding as of December 31, 2003, this number of Celanese Shares would equal approximately 67.51% of the registered share capital of Celanese AG and put the Bidder in a position to exercise 75% or more of the voting rights conveyed by Celanese Shares since the voting rights conveyed by the Treasury Shares may not be exercised in the general meeting. The acquisition of such percentage of the voting rights is the purpose of this condition. In order to facilitate the determination whether the Minimum Acceptance Condition has been met, Celanese AG has agreed to provide to the Bidder at the end of the Acceptance Period a certificate of its management board as to the number of (A) total outstanding Celanese Shares, and (B) Treasury Shares, in each case as of the end of the Acceptance Period.

(b)	Other Conditions

In addition to the information set forth in Section V.4(a), “The Offer — Conditions — Conditions to the Offer,” of the Offer Document, Celanese Shareholders are informed of the following:

      As of the date of this Supplement, the conditions set forth in Section V.4(a)(i) and Section V.4(a)(ii) have been satisfied.

(c)	Waiver of Conditions

The discussion set forth in Section V.4(c), “The Offer — Conditions — Waiver of Conditions,” of the Offer Document is hereby amended and supplemented as follows:

      Pursuant to § 21(6) of the Takeover Act, the Bidder may not further amend this Offer pursuant to § 21 of the Takeover Act during the two weeks extension of the initial acceptance period. Another amendment of the Offer pursuant to § 21 of the Takeover Act is not possible.

      Unless all of the conditions described in the Offer Document, as amended by this Supplement, are satisfied at the time of the expiration of the Acceptance Period this Offer will lapse and the Bidder will not be permitted to purchase any of the Celanese Shares tendered in this Offer.

2.	Acceptance Period; Subsequent Acceptance Period

The discussion set forth in Section V.3, “The Offer — Acceptance Period,” of the Offer Document is hereby amended and supplemented as follows:

(a)	Beginning and End of the Acceptance Period

The discussion set forth in Section V.3(a), “The Offer — Acceptance Period — Beginning and End of the Acceptance Period,” of the Offer Document is hereby amended by deleting such discussion entirely and replacing it with the following:

The period during which Celanese Shareholders may accept this Offer, including all extensions thereof described in (b) below (hereinafter referred to as the “Acceptance Period”) will end on

March 29, 2004

at 24.00h Central European Time/6:00 p.m. New York City time.

(b)	Extension of the Acceptance Period

The discussion set forth in Section V.3(b), “The Offer — Acceptance Period — Extension of the Acceptance Period,” of the Offer Document is hereby amended and supplemented as follows:

Pursuant to § 21(6) of the Takeover Act, the Bidder may not further amend this Offer during the two weeks extension of the initial acceptance period. Another amendment of the Offer pursuant to § 21 of the Takeover Act is not possible.

Under German and US securities laws, the Acceptance Period (and the time period to exercise withdrawal rights) can be further extended under certain limited circumstances, and pursuant to certain procedures, described in the Offer Document. However, the Acceptance Period cannot be further extended (nor can the time period to exercise withdrawal rights be further extended) as a result of an additional amendment to the Offer, because under German law the conditions of this Offer can no longer be amended pursuant to § 21 of the Takeover Act or waived.

(c)	Subsequent Acceptance Period.

The discussion set forth in Section V.3(c), “The Offer — Acceptance Period — Subsequent Acceptance Period,” of the Offer Document is hereby amended and supplemented as follows:

It is expected that the publication of the preliminary number of Celanese Shares tendered within the Acceptance Period will be made no later than five business days after the expiration of the Acceptance Period. The Bidder and Blackstone currently expect this publication would occur on or about April 3, 2004. Assuming such publication occurs on April 3, 2004, the Subsequent Acceptance Period would, if (but only if) at the end of the Acceptance Period all conditions to this Offer as amended by this Supplement have been satisfied, commence on April 4, 2004 and end on April 19, 2004 at 24.00h Central European Time/6:00 p.m. New York City time.

3.	Withdrawal Rights

The discussion set forth in of Section V.7, “The Offer — Withdrawal Rights,” of the Offer Document is hereby amended and supplemented as follows:

Celanese Shareholders may, at any time until the expiration of the Acceptance Period withdraw previously tendered Celanese Shares without having to provide any explanation of their reasons.

These withdrawal rights include the right of each Celanese Shareholder under the Takeover Act (with respect to which express reference must be made in this Supplement in accordance with applicable German law) to withdraw previously tendered Celanese Shares under the following circumstances: (i) Celanese Shareholders who have accepted this Offer prior to the publication of this Supplement can withdraw previously tendered Celanese Shares until the expiration of the Acceptance Period; and (ii) in the event of a competing offer, Celanese Shareholders who have accepted this Offer can withdraw previously tendered Celanese Shares until the end of the Acceptance Period, provided that such Celanese Shares were tendered before publication of the offer document for such competing offer.

4.	Trading in Tendered Celanese Shares

The discussion set forth in of Section V.5(b)(v), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to German Shares — Trading in the Tendered Celanese Shares,” of the Offer Document is hereby amended and supplemented as follows:

Due to the extension of the expiration of the Acceptance Period to March 29, 2004, the last trading day of the Tendered Celanese Shares will be March 26, 2004.

III.

Additional Information

1.	Description of the Bidder, the Acquisition Entities and Blackstone

In addition to the information set forth in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone,” of the Offer Document, Celanese Shareholders are informed that, after the publication of the Offer Document, Crystal Holdings formed BCP Crystal Holdings Ltd. 2 (“Crystal Holdings 2”), an exempted company organized under the laws of the Cayman Islands, with its registered office in George Town, Grand Cayman, Cayman Islands, and contributed all of the equity of BCP Luxembourg held by Crystal Holdings to Crystal Holdings 2. Crystal Holdings therefore holds 100% of the equity of Crystal Holdings 2, and Crystal Holdings 2 holds 100% of the equity of BCP Luxembourg. In accordance with Luxembourg law, a de minimis number of shares of BCP Luxembourg is held by two wholly-owned subsidiaries of Crystal Holdings 2.

It is anticipated that, prior to the consummation of the Offer, BCP Luxembourg will be converted from a société à responsabilité limitée into a société en commandite par actions, an entity which, under Luxembourg law, is permitted to issue public debt. For purposes of the Offer Document and this Supplement, Crystal Holdings 2 is deemed to be included in the defined terms “Blackstone” and “Acquisition Entities.”

      Crystal Holdings 2 was formed to effect the transactions described in the Offer Document and in this Supplement and has not engaged in any activities other than those incident to its formation and such transactions. The principal business address of Crystal Holdings 2 is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands, and the telephone number of its principal office is +345-949-0100. The directors of Crystal Holdings 2 are the same as those of Crystal Holdings.

A reference to Crystal Holdings 2 is also added to in the list of entities covered by:

•	the last paragraph of Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone,” of the Offer Document; and

•	the penultimate paragraph of Section III.3(a), “Companies Involved — Interest of the Bidder in Celanese AG — General,” of the Offer Document.

2.	Other Plans

In addition to the information provided in Section IV.2(h), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Other Plans,” of the Offer Document, please note that, to the extent that the Bidder owns less than 95% of the registered share capital (excluding Treasury Shares) of Celanese AG following the consummation of the Offer, the Bidder and Blackstone intend to take such actions as they deem appropriate, depending upon various factors, for the purpose of acquiring 95% or more of such registered share capital with a view toward implementing a Squeeze-out. Such actions may include purchases of additional Celanese Shares from time to time on the open market at then-prevailing market prices, in negotiated transactions or otherwise. Since such purchases would be made by what would then be an affiliate of Celanese AG, such purchases could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time, or such transactions occurred within one year of the termination of the Offer in a manner substantially similar to that described herein and the consideration offered was at least equal to the consideration offered in this Offer. If the Bidder, persons acting in concert with the Bidder or their subsidiaries acquire, during a period of one year after the publication according to § 23(1) sentence 1 No. 2, Celanese Shares other than by purchase on a stock exchange and the value of the consideration promised or granted for such shares exceeds the value of the consideration offered in the Offer, the Bidder is obliged to pay to those shareholders who have accepted the Offer a sum in Euro equal to the difference between the two values (§ 31(5) sentence 1 of the Takeover Act). The foregoing does not apply to the acquisition of Celanese Shares in connection with a statutory obligation to grant compensation to shareholders of Celanese AG or to the acquisition of the entire assets and liabilities of Celanese AG or parts thereof by way of merger, corporate division (Spaltung) or Vermögensübertragung (special procedure to transfer an entire business by means of an assets transfer).

3.	Schedule I to the Offer Document

      The information contained in Schedule I to the Offer Document is hereby amended and supplemented as follows:

      Chinh Chu is added as a director of Crystal Holdings, Crystal Holdings 2, Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2.

IV.

Publications, Declarations and Notifications

      The discussion set forth in Section XIII of the Offer Document, “Publications, Declarations and Notifications,” is hereby amended and supplemented as follows:

      In accordance with § 21(2) in conjunction with § 14(3) of the Takeover Act, the German version of this Supplement has been published on the internet at the web site http://www.tbg-cag.de and, on March 13, 2004, in the Börsen-Zeitung.

      The English version of this Supplement, is part of an Amendment to the Tender Offer Statement on Schedule TO filed by the Bidder and Blackstone with the SEC in connection with this Offer and is available at the SEC’s web site, http://www.sec.gov, as well as at the web site http://www.tbg-cag.de.

DECLARATION OF ASSUMPTION OF RESPONSIBILITY

The Bidder, BCP Crystal Acquisition GmbH & Co. KG, with its registered office in Stuttgart, Germany, assumes responsibility for the content of this Supplement in accordance with § 21(3) and § 12 of the Takeover Act. The Bidder declares that, to its knowledge, the statements made in this Supplement are correct and no material circumstances have been omitted.

Stuttgart, March 13, 2004

BCP Crystal Acquisition GmbH & Co. KG

Stuttgart

signed by Chinh Edward Chu
Managing Director
(Geschäftsführer)

signed by Cornelius Geber
Managing Director
(Geschäftsführer)